Exhibit 10.6

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Agreement") is dated as of this 2nd day of October, 2014, between Dynamic Applications Corp., a Delaware corporation (the "Company") and Shmuel De-Saban, a resident of Israel (the "Advisor"). The Company and the Advisor are sometimes referred to collectively, as the "Parties" and individually, as a "Party."

WHEREAS, the Company, though its Israeli subsidiary, One World Cannabis Ltd ("OWC"), plans on establishing an Israeli-based, International Cannabis Institute for Research, to be engaged in the business of working with established Israeli hospitals and universities, engaged in medical research on the efficacy of cannabis on the treatment of a variety of illnesses and medical conditions;

WHEREAS, OWC plans to be at the forefront of compliance with international regulatory protocols and the development and improvement of strains of cannabis specifically designed for medical treatment, by, among other means: (i) establishing regulated medical cannabis systems for medical institutions based upon the regulated Israeli model; (ii) promoting the establishment of local and international research facilities for the study and commercial application of medical cannabis; (iii) establishing a medical cannabis research institute in Israel in compliance with existing Israeli laws and regulations with international branches; (iv) raise grants for medical cannabis research; and (v) developing new use and means of administration of medical cannabis (collectively, "OWC's Plans"); and

WHEREAS, the Company desires to engage the Advisor to serve on the Company's newly organized Advisory Board in furtherance of OWC's Plans and the Advisor agrees to serve on the Advisory Board in such capacity.

NOW THEREFOR, the Parties agree as follows:

1. Services:

The Advisor agrees to consult as CFO, with the Company's management and board of directors with respect to his expertise in the field of medical cannabis and specifically in furtherance of OWC's Plans in the second "Whereas" clause set forth above (the "Services"). It is understood and agreed by the Parties that the Advisor, in the performance of the Services, shall devote such reasonable time and efforts as may be requested by the Company's management.

2. Compensation:

A. In consideration for the Services to be provided by Advisor, the Company shall: (i) issue to the Advisor the a total of 132,500 (one hundred thirty-two thousand, five hundred) restricted shares of the Company's common stock, par value $0.00001 (the "Shares"); and (ii) grant the Advisor options (the "Advisor Options") to acquire 662,500 additional Shares (the "Option Shares") which vest upon achievement of certain milestones defined in Section 2.D. below (the "Milestones"). The Advisor Options are exercisable: (i) for a period of ninety (90) days following achievement of any of the Milestones, in no particular order; (ii) on a cashless basis; (iii) at an exercise price of $0.01 per Option Share, as provided subsection 2.C. below.
B. The Shares shall fully vested in the name of the Advisor on the date of execution of this Agreement and shall be fully-paid and non-assessable Shares of the Company's common stock.
C. The Advisor Options expire four (4) years from the date of the grant but shall vest and only be exercisable during the period of ninety (90) days following the achievement of one, two or all of the Milestones (the "Exercise Period"), as follows:
(i) 132,500 (one hundred thirty-two thousand, five hundred) of the Advisor Options will be exercisable during the Exercise Period commencing on and after a first milestone is achieved ("Milestone 1");
(ii) An additional 198,750 (one hundred ninety-eight thousand, seven hundred fifty) of the Advisor Options will be exercisable during the Exercise Period commencing on and after a second milestone is achieved ("Milestone 2"); and
(iii) The remaining 331,250 (three hundred thirty-one thousand, two hundred fifty) of the Advisor Options will be exercisable during the Exercise Period commencing on and after the third milestone is achieved ("Milestone 3").
D. The Milestones do not have to be reached in any particular but each of the three (3) tranches of Advisor Options vest and must be exercised within the applicable Exercise Period of achieving each Milestone. The Milestones are defined as follows: (i) Milestone 1 - receipt by OWC of the second Helsinki Committee approval; (ii) Milestone 2 - the execution by OWC of a second agreement (the "Definitive Agreement") with a third party to pursue regulatory protocol approvals in a country, other than Israel, and the receipt by OWC of average monthly revenues equal to or greater than fifteen thousand (€15,000) Euro; and (iii) the Company, on a consolidated basis, achieves accumulated EBITDA of three million (US$3,000,000) US dollars during the four (4) year period commencing on a date that OWC's products and services are first available for commercial sale and distribution.

3. Right of Termination:

This Agreement and the rights and obligations hereunder may be subject to termination only and to the extent set forth in the OWC Agreement with the Advisor. Upon any such termination, any Options that have not vested shall be deemed null and void.

4. Miscellaneous:

(i) Entire Agreement: This Agreement and the related agreements and exhibits constitute the entire agreement between the Parties hereto with respect to the subject matter hereof;
(ii) Amendment: This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the Parties hereto;
(iii) Counterparts: This Agreement may be executed in any number of counterparts and by the separate Parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument; and
(iv) Notices: All notices required or permitted to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, or by email, to the following addresses:

If to the Advisor, then to:
Shacham 22,
Petah Tiqwa, Israel
email: Shmuel.desaban@oneworldcannabis.com

If to the Company, then to: Dynamic Applications Corp. Attn: Mordechai Bignitz Chairman and CEO
14 Sha'arey Nikanor Street
Tel-Aviv Israel 6803250
email: bigmoti@me.com

With a copy to:
Office of Richard Rubin
40 Wall Street, 28th Floor
New York, NY 10005
Email:rrubin@parkavenuegroup.us

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.
ADVISOR                                                                 DYNAMIC APPLICATIONS CORP.

/s/: Shmuel De-Saban                                             /s/: Mordechai Bignitz
Shmuel De-Saban Mordechai                                 Bignitz, Chief Executive Officer